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                                  Exhibit 99.1

China Direct, Inc. Receives Approval for Listing on the American Stock Exchange

        Common Shares Expected to Begin Trading on the AMEX on September
                     24, 2007 Under the Ticker Symbol "CDS"

BOCA RATON, FL - September 17, 2007 - (PR Newswire) - China Direct, Inc. (OTCBB:
CHND), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets announced today that its common stock has been approved for listing on the American Stock Exchange (R) (AMEX(R)). China Direct's common stock is expected to commence listing on the American Stock Exchange under the ticker symbol CDS on Monday, September 24, 2007. The Company is scheduled for its opening bell ringing ceremony on October 9, 2007.

"This listing represents another important milestone for China Direct and its shareholders," said Dr. James Wang, Chairman and CEO of China Direct, Inc. "We believe the listing of our shares on the American Stock Exchange will improve the visibility of China Direct as well as increase the liquidity of its shares. Additionally, in accordance with new merger and acquisition laws in the PRC, the fact that we are listed on AMEX makes it possible for us to utilize our stock for acquisitions, providing us greater flexibility in structuring our future joint ventures in China".

This approval is contingent upon China Direct being in compliance with all the applicable listing standards on the date it begins trading on the exchange, and may be rescinded if China Direct is not in compliance with such standards.

About China Direct, Inc.

China Direct, Inc. (OTCBB: CHND) is a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets. China Direct provides a platform to develop and nurture Chinese entities as they expand their businesses globally. s a direct link to China, our Company serves as a vehicle to allow investors to directly participate in the rapid growth of Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.
Alan Sheinwald, Partner
Tel: (914) 669-0222
Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.
Richard Galterio, Executive Vice President
Tel: 1-877-China-57
Email: Richard@cdii.net